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                                                                  EXHIBIT 10.25


                            JOINT VENTURE AGREEMENT


         This Joint Venture Agreement (the "Agreement") is made and entered into as of November 30, 1994, between WALBRO AUTOMOTIVE CORPORATION, ("WALBRO") a Delaware corporation located at Auburn Hills, Michigan 48326 USA, and DAEWOO PRECISION INDUSTRIES, LTD. ("DPI"), a company incorporated under the laws of The Republic of Korea ("Korea") located at P.O. Box 25 Kum-Jeong, Pusan, Korea. DPI is an affiliate of Daewoo Motor Company Limited ("Daewoo"), a company incorporated under the laws of Korea. Walbro and DPI are hereinafter collectively referred to as "the parties".


                                R E C I T A L S:

         A. Walbro designs and manufactures fuel delivery subsystems as original equipment for application on automotive electronic fuel injection systems.

         B. Walbro has advanced technology with respect to automotive electronic fuel injection system components, making particular technological advancements in the design and manufacture of electric fuel pumps, modules, level sensors, brackets, tubes, flanges, electric connectors and filters (collectively "Sending Units" or "SU").

         C.      DPI has strong manufacturing capabilities in Korea.

         D. In light of the foregoing the parties desire to utilize their respective strengths by establishing a Joint Venture (the "JV"), to be jointly owned by Walbro and DPI, to do applications engineering, manufacture and sell integrated SU and their components.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings provided herein, the parties agree as follows:


                                   ARTICLE I
                              FORMATION OF THE JV

         1.1 INCORPORATION. As soon as possible after receipt of the necessary governmental approvals, permits, licenses, consents and waivers (collectively, the "Governmental Approvals"), the parties will cause the incorporation and registration of the JV as a limited liability company organized under the laws of Korea. The Articles of Incorporation of the JV ("Charter") shall be substantially in the form of EXHIBIT 1.1 attached hereto.





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         1.2     OWNERSHIP.  The equity interests in the JV will initially be owned 51% by DPI and 49% by Walbro ("Equity Interests"). Such ownership may subsequently be transferred to direct or indirect wholly-owned subsidiaries or Controlled Affiliates (as defined in Article VI) of either or both parties.


         1.3 PURPOSE. The purpose of the JV will be to do applications engineering, manufacture and sell SU and component elements thereof to Daewoo, its Controlled Affiliates and unrelated customers in the JV Territory. An SU includes a fuel pump, module, level sensor, brackets, tubes and flanges, connectors and filters. By mutual written agreement of the parties, the scope of the JV may be expanded to add additional fuel system products.

         1.4 TERRITORY. The designated market for the JV (the "JV Territory") will be such geographic areas as indicated on EXHIBIT 1.4.

         1.5 NAME. The parties agree that the JV shall operate under the name Korea Automotive Fuel Systems Ltd.

         1.6 REGISTERED OFFICE. The registered office of the JV shall be at such place of business as determined by the Board of Directors.

         1.7 LIMITED LIABILITY COMPANY. The JV shall be a limited liability company [Chusik Hoesa], and the creditors of the JV shall look solely to the assets of the JV for relief. The parties shall not bear any direct or indirect liability for the debts or obligations of the JV other than each party's respective obligation to pay in full the amount of its share subscription.


                                   ARTICLE II
                      CAPITALIZATION AND FUNDING OF THE JV

         2.1 CAPITAL CONTRIBUTIONS. The initial capitalization of the JV shall be 1,600 Million Won of equity which shall be contributed to the JV by the parties in accordance with their Equity Interests. Additional contributions shall be made as provided on page 28 of the Business Plan.

         2.2 OPERATING DEFICITS . Operating deficits of the JV beyond those provided for in the initial capitalization described above or needs for additional working capital will be funded by outside borrowings to the maximum extent available. If guarantees are required to secure outside borrowings, the parties shall render such guarantees in proportion to their Equity Interests. Such guarantees shall be several unless a bank requires the guarantees to be joint and several, in which event each party shall have a right of contribution from the other party. Additional operating deficits or working capital needs which cannot be funded with outside borrowings will be funded by the parties in proportion to their respective Equity Interest. Unless otherwise agreed at the time of funding, such deficits will be funded by loans from the parties.





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         2.3     SUBSEQUENT CAPITAL CONTRIBUTIONS.  If additional capital
requirements are contemplated by the Business Plan, they will be made by the parties in proportion to their respective Equity Interests. No additional capital contributions other than those contemplated by the Business Plan will be required unless approved by both parties.

         2.4 PROMOTERS. DPI, Walbro and five individual promoters designated by DPI shall serve as the promoters of the JV and one invited individual subscriber designated by DPI shall serve as a non-promoter subscriber of the JV as required by the Korean Commercial Code ("KCC"). Each individual promoter designated by DPI shall be deemed a nominee shareholder of the JV on behalf of the DPI and subscribe for one share each in order that such promoter can sign the Articles of Incorporation for the sole purpose of forming the JV in accordance with applicable laws. DPI shall ensure that the individual promoters shall immediately transfer said shares to DPI on incorporation of the JV.


                                  ARTICLE III
                              GOVERNANCE OF THE JV

         The parties agree that the JV will be governed substantially as set forth below, and acknowledge that these governance provisions are for the direct benefit of the JV and its business. The parties further agree: (a) that the JV will be structured to reflect this governance to the fullest extent permitted under applicable law; and (b) that, in the event of a conflict between the Charter and the following provisions, the following provisions will prevail to the extent such a result is not directly contrary to applicable
public policy.   The parties shall cause the provisions of the Charter to be amended from time to time as may be required to ensure that they at all times shall conform with the terms and conditions of this Agreement and any amendments thereto.

         3.1 REPRESENTATIVE DIRECTORS. The operations of the JV will be conducted by two Representative Directors ("RD") elected from the Board of Directors. Walbro and DPI shall each nominate one RD which election shall be approved by the Board. The RDs shall operate under a Joint Representative Directors system whereby the DPI RD will make the day-to-day routine operations decisions. The Walbro RD will always be kept informed of the activities and consulted with important decisions on corporate actions.

         3.2     BOARD OF DIRECTORS.

                 3.2.1 COMPOSITION. The JV will have a Board of Directors (the "Board") comprised of four persons which shall function in accordance with the provisions of the KCC. DPI will designate in writing two members (the "DPI Members"), and Walbro will, designate in writing two members (the "Walbro Members"). The parties agree to exercise their voting rights as shareholders of the JV so as to effect the election of the persons so nominated. The Board will elect the Chairman from among the members. The Chairman will be a designee of DPI. The Board will also elect a Vice Chairman from among the members, who will be a designee of Walbro. Members of the Board will serve until replaced by the party so designating. In the event of a vacancy in the position of any





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Director for any reason, the shareholders shall immediately elect a Director nominated by the party which had the right to nominate the predecessor.

                 3.2.2 ROUTINE DECISIONS BY THE BOARD. Except as provided in SECTION 3.2.3:

                 (a) each member shall be given 7 days' written notice (with acknowledgement of receipt) of any meeting, annual or special, of the Board;

                 (b) attendance in person at such a meeting, without written objection to lack of sufficient notice, waives this notice requirement;

                 (c)      three members shall constitute a quorum;

                 (d) the vote of a majority of all members present in person shall be decisive except that in the case of a tie vote, the vote of the Chairman will be decisive; and

                 (e) whenever necessary under Korean law, decisions of the Board shall be confirmed by a general shareholder meeting.

                 3.2.3 SPECIAL MATTERS. The following matters may only be decided at the Board level and with respect to each of the following situations, the Board will not have the power to act unless the requisite majority voting in favor of a resolution includes at least one Walbro Member and one DPI Member:

                 (a) payment of a dividend other than from current year's earnings;

                 (b) approval, ratification or substantial change of the operating budget of the JV, including without limitation, the capital expenditures, additions or improvements for the year;

                 (c) approval, ratification or substantial change of the Business Plan and the annual budget of the JV;

                 (d)      making of political contributions;

                 (e) authorization or approval of a merger, consolidation or change in the capital structure of the JV;

                 (f) creation or incurrence of indebtedness for borrowed money if, after giving effect to the creation of such indebtedness, the total amount of the JV's indebtedness for borrowed money will exceed $250,000, except unsecured current liabilities incurred in the ordinary course of business;

                 (g) giving a guarantee or creation or incurrence of any mortgage, pledge, lien, charge or encumbrance upon any property or assets now owned or hereinafter acquired by the JV except for (i) mortgages, pledges, liens, charges or





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         encumbrances on, and incurred at the time of and in connection with the acquisition of property acquired in the ordinary course of business, (ii) minor liens and encumbrances, and (iii) other liens and encumbrances for amounts not exceeding $250,000 in the aggregate at any one time outstanding;

                 (h) making, ratifying or causing the JV to become a party to a contract or commitment, or to renew, extend or modify any contract or commitment, including, but not limited to pricing of product sales, between the JV and one of its equity holders, or an "affiliate" of any of them which requires payment of an aggregate amount in excess of $250,000. For purposes of this subsection, an "affiliate" will mean:

         (i) a company, domestic or foreign, of which an equity holder in the JV owns or controls, directly or indirectly, at least 10% of the assets, voting stock or capital;

        (ii) a company, domestic or foreign, which owns or controls, directly or indirectly, at least 10% of the assets, voting stock or capital of an equity holder of the JV; or

       (iii) a company, domestic or foreign, under common control with an equity holder through direct or indirect ownership of at least 10% of the assets, voting stock or capital of that company.

        (i) material agreement or commitment to any matter required of the JV pursuant to a contract or agreement, including Ancillary Documents, with DPI, Walbro or an affiliate (as that term is defined in subsection (h) above) of DPI or Walbro, including the modification or termination of any existing contract;

        (j) agreement or commitment to purchase services, from Walbro, DPI or their affiliates (as that term is defined in subsection (h) above); and

        (k)  approval of the licensing or sublicensing of any SU technology.

        (l)  any amendment to the Charter.

        (m) increase or decrease in authorized and/or issued shares of the JV;

        (n) capital expenditures exceeding $250,000 which were not previously approved in the current annual capital expenditure plan; and

        (o) divestitures, including, without limitation, sale, transfer, or other disposition by the JV of all or substantial part of its assets, with a value exceeding $250,000.

In case of a deadlock over one or more of these issues, the provisions set forth in SECTION 3.2.4 below will control.





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        3.2.4    DEADLOCK.  To facilitate the resolution of disputes, the
following sets forth the parties' agreement with respect to a deadlock situation. In the event that:

        (a) either of DPI or Walbro (in this subsection called "the First Party") gives written notice to the other party (in this subsection called "the Second Party") specifying as subject to this subsection a resolution requiring the affirmative vote of a majority of the Board, including at least one Walbro Member and one DPI Member or an approval of the shareholders as provided in SECTION 9.3, which resolution was previously put to and not passed by a general or special meeting of the Board or shareholders, as applicable, because the Second Party or its designee Members present did not vote in favor of the resolution or voted against the resolution, or the Second Party or its designee Members were not present for the vote; and

        (b) such resolution is again put at another such meeting called within 30 days of the original meeting and the First Party or its designee Members present, as the case may be, votes for the resolution but the Second Party or its designee Members, as the case may be, does not vote in favor of or votes against the resolution, or the Second Party or its designee Members, as the case may be, are not present for the vote, then a deadlock situation will be deemed to have arisen. Within seven days of such event arising, Walbro and DPI will prepare and circulate to the other a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement will be considered by the Chief Executive Officers of DPI and of Walbro who will respectively use their reasonable efforts to resolve such dispute.

    If the parties agree upon a resolution of the dispute, they will jointly sign a statement setting forth the terms of such resolution and Walbro and DPI will exercise all voting rights and other powers of control available to them in relation to the JV to procure that such resolution is fully and promptly carried into effect.

    If a resolution of the dispute is not agreed upon within 30 days after delivery of the memorandum or statements mentioned above or such longer period as Walbro and DPI may agree in writing, the JV will automatically terminate as prescribed in ARTICLE VII.

    If a resolution is agreed upon by the parties but is not implemented by the JV within 60 days after such agreement, or such longer period as Walbro and DPI may agree in writing, the JV will automatically terminate as prescribed in
ARTICLE VII.

    3.3 OFFICERS. DPI shall designate the President and Walbro shall designate the Executive Vice President. The President shall appoint the balance of the organizational staff after consulting with the Executive Vice President. The organizational staff shall report to the President. The Executive Vice President shall be kept informed of operational matters on a day-to-day basis by the organizational staff.





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                                   ARTICLE IV
                               CONDUCT OF THE JV

    4.1 BUSINESS PLAN. The five-year business plan (the "Business Plan") attached as EXHIBIT 4.1 will be approved by the Board in accordance with
SECTION 3.2.3 and will be implemented by the management of the JV. The Business Plan includes initial and subsequent funding requirements. The Business Plan will be revised, updated and approved on an annual basis by the Board in accordance with SECTION 3.2.3.

    4.2 MANUFACTURING. Components to be incorporated into the SU products will be selected based on "best in class" for quality, performance and cost. Walbro will start the JV with customer application engineering and manufacturing technology with substantial support from Walbro under the Engineering Support Agreement attached as EXHIBIT 4.2. The parties acknowledge that initially, fuel pumps will be manufactured by Walbro and sold to the JV at full absorption cost ("FAC") plus 5%. FAC includes materials, labor, overhead plus allocations of selling, administrative, general and research and development overhead. The parties further agree that the sales price for any components sold by Walbro to the JV shall be acquisition cost if purchased from a third party or FAC if manufactured by Walbro plus tooling amortization, procurement expenses (generally 8-13% of cost), plus 9%. Walbro also encourages the JV to purchase components directly from Walbro's recommended suppliers at Walbro's acquisition cost plus tooling, if necessary. Common tooling will be paid for by Walbro and the JV will reimburse Walbro for tooling cost based on the JV's pro rata tool use plus 10%. Walbro will be kept informed of the JV's purchasing activity to insure proper volume allocation. The parties agree to utilize the Recommended Localization Plan (attached as EXHIBIT 4.2A) for this purpose. As soon as feasible, such manufacturing shall be done by the JV. Walbro further agrees to use its best efforts to perform all acts necessary for the acquisition by the JV of the necessary imported machinery, equipment, components and raw materials at arm's length fair market value and on the most favorable terms and conditions acceptable to the JV until such time that these machinery, equipment, components and raw materials are available from domestic sources.

    4.3 MARKETING. The JV will be responsible for the sale of all SU products to its customers in the JV Territory. The JV will begin sales to customers in 1995. Prior to such time the parties may sell SU to customers in the JV Territory. With respect to the JV Territory, the JV will have the exclusive right to sell SU in Korea. With respect to all other countries in the JV Territory, such rights shall be non-exclusive.


    4.4 ENGINEERING SUPPORT FROM WALBRO. Walbro will provide engineering services to the JV as provided in the Engineering Support Agreement.





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                                   ARTICLE V
                                    LICENSES

    5.1 MASTER TECHNOLOGY LICENSE AGREEMENT. Walbro will provide its SU technology to the JV via a license (the "Walbro License") granted under the Master Technology Agreement attached as EXHIBIT 5.1.

    5.2 CONSEQUENCES OF JV TERMINATION ON WALBRO LICENSE. If the JV terminates for any reason, the Walbro License shall simultaneously terminate.

    5.3 COOPERATION. The parties hereto will use their best efforts, in all relevant capacities, to cause the JV to perform all its obligations under the Walbro License.


                                   ARTICLE VI
                RESTRICTIONS ON TRANSFER OF INTERESTS IN THE JV

    Neither Walbro nor DPI may transfer any of its Equity Interests in the JV to any third party (other than Controlled Affiliates) without the prior written approval of the other party. It is the intention of the parties that there be only two equity holders in the JV; consequently, any attempted transfer of Equity Interests in the JV must encompass the entire Equity Interest of the transferring party. A designated transferee (whether or not a Controlled Affiliate) shall issue a written undertaking to the non-transferring party hereto and the JV agreeing to be bound by all provisions of this Agreement as if it had executed this Agreement in lieu of the transferring party and assume all of the transferring party's duties, obligations and liabilities under this Agreement, the Articles of Incorporation and the Ancillary Documents as defined in Section 13.1. Any transfer shall be subject to the approval of the Korean Government, if necessary, and shall not become effective until such approval has been obtained.

    For purposes of this Agreement, a "Controlled Affiliate" of a party means any person which directly or indirectly controls, is controlled by or is under common control with, such party; "control" means the ownership of a majority of both the voting power of, and the equity interests in, a person.


                                  ARTICLE VII
                             TERMINATION OF THE JV

    7.1 TERM AND TERMINATION OF THE JV. Unless otherwise terminated as provided below, the JV will be of perpetual duration. The JV will be terminated:

        7.1.1 BY MUTUAL CONSENT. At any time by the mutual consent of the parties;

        7.1.2 FOR BREACH. Upon the material breach, including a non-permitted transfer in violation of Article VI, which is not cured within 90 days after notice thereof, by a party of its obligations to the JV or otherwise under this Agreement, at the option of the





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non-breaching party exercised within 10 days after the expiration of the 90-day cure period;

        7.1.3 BANKRUPTCY. Automatically upon the filing of a voluntary petition or answer admitting jurisdiction of the court and the material allegations, or the consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or an assignment for the benefit of creditors, or an application for or consent to the appointment of a receiver or trustee of a substantial part of the property of a party hereto;

        7.1.4    DEADLOCK.  Upon an unresolved deadlock as described in
SECTION 3.2.4;

        7.1.5 TERMINATION OF WALBRO LICENSE BY WALBRO. At the option of Walbro, immediately upon the termination of the Walbro License pursuant to
Section 9.02 of the Master Technology License Agreement;

        7.1.6 VIOLATION OF CERTAIN PROVISIONS. Upon the failure or refusal of a party or its designees to comply with the governance provisions set forth in SECTION 3.2.3 or to comply with the capitalization obligations under ARTICLE II, the non-offending party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving not less than 60 days' prior written notice. This clause shall survive any judicial determination that the restrictions set forth in SECTION
3.2.3 or the requirements set forth in ARTICLE II are unenforceable or void.


        7.1.7 FORCE MAJEURE. At the option of the non-offending party, upon the failure of a party to begin fully performing its obligations under this Agreement within six months after such party declares an inability to perform due to force majeure as provided in SECTION 13.5;

        7.1.8 EXPROPRIATION. Upon the expropriation of a substantial portion of the JV's property; or

        7.1.9 NO GOVERNMENT APPROVALS. At the option of either party, upon the failure to obtain any required governmental approvals within six months from the execution of this Agreement.

    7.2 CONSEQUENCES OF TERMINATION.

        7.2.1    PURCHASE OPTION.  Upon termination of the JV pursuant to
SECTION 7.1 above, either party will have the option, in lieu of proceeding with the dissolution of the JV, to purchase the other party's Equity Interest by giving notice within 30 days after the termination of the JV to the other party that it desires to purchase for cash all of the Equity Interest of the other party at a stated price.

    If within the 30-day period only one party gives notice that it wishes to purchase the other party's Equity Interest, then the other party may either accept such offer, or give





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notice within 20 days of the offer that the price will be equal to the fair market value of the Equity Interest as determined by an investment banker with recognized standing in the international finance community and mutually acceptable to the parties. In the event the parties cannot agree on an investment banker, each party will select one banker and the two bankers will select a third banker, which third banker will conclusively determine fair market value. For purposes of this section, "fair market value" of an Equity Interest will be the value of the JV as if it were being sold as a whole business and a going concern to one purchaser, multiplied by the selling party's equity percentage at the time of the valuation.

    If within the 30-day period both parties give notice that they wish to purchase the other party's Equity Interest, then the party whose notice contains the highest stated per share price will purchase the other party's Equity Interest at that price for cash, or as otherwise mutually agreed to by the parties.

    Notwithstanding anything to the contrary, this purchase option will not be available to a party whose breach, bankruptcy, insolvency, or liquidation has given rise to the termination of the JV pursuant to SECTION 7.1.2, SECTION 7.1.3, SECTION 7.1.5 or SECTION 7.1.6.

    7.2.2 DISSOLUTION. If the above purchase option is not exercised by either party, the parties will use their best efforts to dissolve the JV and wind up its affairs in a manner designed to preserve and maximize the economic interests of both parties.

    7.2.3 DAMAGES. Nothing herein shall prejudice the rights of a party, in addition to the exercise of any other remedy hereunder, to recover money damages for any breach by a party of this Agreement or any Ancillary Document. Upon termination of this Agreement, neither party shall be discharged from any antecedent obligations or liabilities to the other party or the JV hereunder unless agreed otherwise in writing.

                                  ARTICLE VIII
                       REGULATORY MATTERS AND INVALIDITY

    8.1 COOPERATION IN MAKING REGISTRATIONS. The parties shall cooperate fully in making, whenever required or necessary, registrations under Korean law with respect to agreements for the transfer of technology and rendering of technical assistance.

    8.2 CONSEQUENCES OF INVALIDITY. If for any reason whatever at any time, any provision of this Agreement or any of the Ancillary Documents is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other competent authority to be invalid, illegal or unenforceable (each of which circumstances being referred to in this ARTICLE VIII as "a Relevant Invalidity") or if such competent authority:

    (i) refuses, or formally indicates an intention to refuse authorization of, or exemption to, any of the provisions of or arrangements contained in this Agreement or in any of the Ancillary Documents (in the case of a refusal either by way of outright refusal or by way of requiring an amendment or deletion of any provision of this





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        Agreement or of any of the Ancillary Documents and/or the inclusion of any new provision in this Agreement or in the Ancillary Documents and/or the giving of undertakings as to future conduct before such authorization or exemption can be granted); or

   (ii) formally indicates that to continue to operate any provision of this Agreement or of any of the Ancillary Documents may expose the parties to sanctions under any order, enactment or regulation, or requests any party to give undertakings as to future conduct in order that such party may not be subject to such sanctions; and in all cases, whether initially or at the end of any earlier period or periods of exemption, then in any such case, at the request of either party by notice or a series of notices to that effect to the other ("Negotiation Notice"), the parties will meet to negotiate in good faith to agree upon valid, binding and enforceable substitute provisions while at the same time reconsidering the other terms of this Agreement and of any of the Ancillary Documents not so affected so as to reestablish an appropriate balance of the commercial interests of the parties ("Substitute Provisions").

    8.3 FAILURE TO AGREE ON SUBSTITUTE PROVISIONS. If and to the extent that Substitute Provisions are formally agreed in writing within one month of the service of a Negotiation Notice, or such other period as may be formally agreed in writing between the parties, then in that respect the matter shall be deemed to be settled and such substitute provisions shall be deemed part of this Agreement or of any of the Ancillary Documents. If, however, in respect of any Relevant Invalidity no Substitute Provisions can be agreed within such period, then if any party considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents is materially and adversely affected as a consequence of the Relevant Invalidity it may submit such matter to arbitration pursuant to SECTION 13.8.

    8.4 DEFERRAL OF DETERMINATION OF ADVERSE EFFECT. If any party considers that it is unable to assess the consequence of any Relevant Invalidity in the light of facts subsisting at the time, that party may defer commencement of an arbitration in respect of the provision or provisions affected by such Relevant Invalidity until such time as it considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents are materially and adversely affected in the light of events occurring subsequent to communication of the finding of invalidity to the parties. Notwithstanding the foregoing, a party must commence arbitration pursuant to SECTION 8.3 within 60 days of receipt of the Negotiation Notice.


                                   ARTICLE IX
                        GENERAL MEETING OF SHAREHOLDERS

    9.1 GENERAL.     The JV shall hold an ordinary General Meeting of
Shareholders within three months after the end of each fiscal year, and may convene at any time an extraordinary General Meeting of Shareholders in compliance with the resolutions of the Board of Directors and Korean laws; provided that the first ordinary General Meeting of





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Shareholders shall be held without delay after the shares to be issued at the time of establishment of the JV are fully paid and subscribed for hereunder.

    9.2 TIME, PLACE, QUORUM. The date, time, place and agenda for a General Meeting of Shareholders shall be determined by the Board of Directors. Notices for a General Meeting of Shareholders shall be sent to the shareholders and other persons entitled to receive notice by the chairman of Board of Directors not later than 30 days before the relevant General Meeting.

        A quorum at all General Meetings of Shareholders shall be the presence of shareholders representing at least 52% of the total number of issued and outstanding shares entitled to vote thereon. A shareholder shall be entitled one vote for each share of the JV he owns. All resolutions shall be passed by the affirmative vote of at least 52% of the total issued and outstanding shares entitled to vote are present or represented by proxy, except where a greater majority is required by subsection 9.3 below, by the Articles of Incorporation or by law.

    9.3 MATTERS.     The following matters shall be determined by the
affirmative vote of shareholders representing not less than two thirds of the total issued and outstanding shares entitled to vote are present or represented by proxy:

             (i)     Amendment of Articles of Incorporation
             (ii) Increase or decrease in authorized and/or paid in capital of the JV;
             (iii)   Dissolution, reorganization or merger of the JV;
             (iv) Sale or transfer of all or substantial portion of assets and property of the JV; and
             (v)     Dismissal of a Director or the Auditor of the JV.

    9.4 RECORDING. The substance of the proceedings at a General Meeting of Shareholders and the results thereof shall be recorded in English.


                                   ARTICLE X
                                    AUDITOR

        The JV shall have two statutory auditors one of whom shall be nominated by DPI and one of whom shall be nominated by Walbro. They shall be elected at the General Meeting of the Shareholders.


                                   ARTICLE XI
                                   ACCOUNTING

        The fiscal year of the JV shall be the calendar year.

        The JV shall keep true and accurate accounting records of all operations in Korean currency units in accordance with generally accepted accounting principles, and such records shall be open to inspection by the parties hereto or by their duly authorized representatives at all reasonable times.

        The JV's financial books shall be audited annually at the expense of the JV by an internationally recognized firm or association of certified public accountants. The financial statements for the JV shall be prepared promptly following each fiscal year of the JV and copies of all such financial statements shall be provided promptly to each shareholder and Director of the JV.

                                  ARTICLE XII
                         REPRESENTATIONS AND WARRANTIES

        Each party hereby warrants and represents to the other party and to the JV that the following warranties and representations are true as of the date hereof (except for matters disclosed in writing prior to such date) and will be true (without exception) on the date the parties first subscribe for the shares of the JV:

        (i) It is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation, and it has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business;

       (ii) Its execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and this Agreement constitutes the valid, legal and binding obligation of such party, enforceable in accordance with the terms hereof; and

      (iii) It does not have any outstanding commitments or obligations, contractual or otherwise, which would in any way conflict with or impede its ability and right to enter into this Agreement and fulfill its duties and obligations hereunder;

        Each party shall indemnify and hold harmless the other party and the JV from and against any and all liabilities (direct or indirect), losses, costs, damages, claims, commissions and expenses (including attorneys' fees and other legal fees) which the other party or the JV may sustain by reason of a material breach of, or material inaccuracy with respect to, any representation or warranty made by such party herein or pursuant hereto.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

    13.1 ANCILLARY DOCUMENTS; INTERPRETATION. The parties acknowledge and agree that, in the event of an inconsistency or disagreement between this Agreement, on the one hand, and the Master Technology License Agreement, Charter, Engineering Support Agreement and any other agreement or document referred to herein to be entered into in connection with the JV (each an "Ancillary Document" and, collectively, the "Ancillary Documents"), this Agreement shall prevail.

    13.2 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. The parties agree that all data and information relating to the JV, including but not limited to any information relating to or provided under any Ancillary Document, the JV's trade secrets, know-how, inventions, discoveries, improvements, technologies, business practices and methods, whether or not patented, lists of suppliers, and information relating to the JV's financial statements, customer identities and utilization patterns, needs and participation levels, potential customers, suppliers, products, servicing methods, equipment, programs, analyses, profit margins and cost data, shall be kept confidential by both parties and shall not, whether prior to or after the date hereof, be disclosed to any person, firm, or corporation, except to the extent that such data or information is generally known to the trade or in the public domain. The parties, however, may provide the information to third parties (i) for the purpose of assisting in the evaluation of the JV, its performance, or its operations, (ii) for the purpose of determining the value of said party's equity interest in the JV,
(iii) with the written consent of the other party to the JV and (iv) for any other purpose consistent with the activities contemplated by this Agreement and the Ancillary Documents; provided that in each case the disclosing party takes reasonable precautions to maintain the confidential nature of the information. The parties may also make any disclosures necessary to comply with applicable securities and other disclosure laws. The parties recognize and acknowledge that any breach by them of the foregoing provisions of this section may cause irreparable harm to the other party and the JV and, in the event of any such breach, such other party or the JV shall, in addition to all other remedies available to it, at law or in equity, be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enjoin such breaching party from doing any act in violation of such provisions, and that such other party or the JV shall not be required to show actual monetary damages as a prerequisite to such relief. The above provisions shall survive any termination of this Agreement and any dissolution of the JV for a period of five years after such termination or dissolution.

    Each party agrees not to make any public disclosure regarding the existence or the substance of the transactions contemplated hereby without the prior approval of the other party, except to the extent that either party reasonably determines that such disclosure is required by applicable law or regulation.

    13.3 EFFECTIVENESS. The effective date of this Agreement shall be the date on which the later of the following events occurs: (i) the execution of this Agreement by the parties hereto, (ii) November 30, 1994 or (iii) the issuance of the necessary Governmental Approvals in form satisfactory to both parties hereto.

    13.4 INSURANCE. Insurance protection provided for the JV under this Agreement must apply both to each individual installation of the JV and to all installations as a whole. The JV's insurance must also provide insurance coverage for all types of risk related to the construction and operation of the aforementioned installations, including material and other property losses caused to fixed assets belonging to the JV, rented by it, or acquired on credit by it, as well as its civil liability for property or physical damage which may be caused to third parties in connection with the JV's activity, either by defects in the goods its produces or by JV workers and employees in connection with their performance of their job responsibilities.

    13.5 FORCE MAJEURE. Where either party is unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, such obligations are suspended so far as they are affected by the force majeure during the continuance thereof; provided that an obligation to pay money is never excused by force majeure.

    The party affected by the force majeure will give notice to the other party of the particulars of the situation and the probable extent to which it will be unable to, or delayed in, performing its obligations under this Agreement, within 10 days after the occurrence of the force majeure.

    For purposes of this section, "force majeure" means an act of God, strike, lockout or other interference with work, war declared or undeclared, blockade, lightning, fire, earthquake, storm, flood or explosion; governmental or quasi-governmental restraint action, expropriation, prohibition, intervention, direction or embargo; unavailability or delay in availability of equipment or transport; inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses, authorities or allocations; and any other cause whether of the kind specifically enumerated above, or otherwise which is not reasonably within the control of the party affected.

    13.6 EXPENSES. Walbro and DPI will each pay its own costs and expenses incurred in the negotiation and drafting of this Agreement and the Ancillary Documents.

    13.7 FURTHER ASSURANCES. Walbro and DPI agree to execute and deliver such other instruments, agreements or documents and take such other action as may reasonably be necessary or desirable to consummate the transactions contemplated by this Agreement.

    13.8 RESOLUTION OF DISPUTES - ARBITRATION. Any dispute, controversy or claim ("Dispute") arising out of or relating to this Agreement or any Ancillary Document, including, without limitation, the breach, termination or invalidity thereof, shall be settled pursuant to this section.

    (a) Any Dispute shall before commencement of any arbitration procedure, be put before the Chairman of Walbro and the President of DPI for an amicable solution. If such a solution cannot be achieved within 15 days of written notice of such Dispute by either party to the other party then arbitration shall commence pursuant to this section.

    (b) The arbitration shall be conducted in Paris, France in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect.

    (c) Each party shall appoint one arbitrator within 15 days after receipt of a demand for arbitration. The two arbitrators thus appointed shall, within 30 days after both shall have been appointed, appoint a third arbitrator, who shall not be a national of Korea nor of the U.S.A. and who shall preside over the arbitration proceedings. If any appointment required herein shall not be made within the prescribed time, then such appointment may be made by the President of the International Chamber of Commerce.

    (d) The proceedings shall be conducted in English, and all arbitrators shall be conversant in and have a thorough command of the English language.

    (e) Both parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

    (f) Notwithstanding any other provision of this Agreement, either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

    13.9 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, except that either party may assign, in whole or in part, its rights hereunder, subject to all obligations hereunder, to a Controlled Affiliate in connection with any transfer of Equity Interests in the JV permitted pursuant to ARTICLE VI; provided, however, that such assignment will not relieve that party of any of its obligations or liabilities hereunder.

    13.10 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements signed by both parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

    13.11 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one business day after having been dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched with a copy of the sender's machine printed facsimile confirmation) or three business days after having been dispatched by an internationally recognized overnight courier service to the appropriate party at the address specified below.

        (a)  If to Walbro, to:

             Walbro Automotive Corporation
             1227 Centre Road
             P.O. Box 215257
             Auburn Hills, MI 48326
             Facsimile Number:  (313) 377-1660
             Attention:  President; Director of International Operations

             With a copy to:

             Katten Muchin & Zavis

             525 W. Monroe Street, Suite 1600
             Chicago, Illinois 60661-3693
             Facsimile Number:  (312) 902-1061
             Attention:   Arnold S. Harrison

        (b)     If to DPI, to:

             Daewoo Precision Industries, Ltd.
             P.O. Box 25 Kum-Jeong
             Pusan, Korea
             Facsimile Number: 82-51-508-3339

             With a copy to:
             President

    13.12 WAIVER. Waiver by either party of a breach by the other party of any obligation or requirement contained in, or arising from, this Agreement does not operate as a waiver of another or continuing breach by the other party of the same, or any other, obligation or requirement hereunder. Any waiver by either party must be in writing, signed by the waiving party.

    13.13 DISCLAIMER OF AGENCY. This Agreement does not constitute either party as the legal representative or agent of the other party for any purpose whatsoever. Neither party shall have any right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of or on behalf of the other party except in accordance with this Agreement or as may otherwise be agreed in writing by the parties.

    13.14 SEVERABILITY. Subject to the provisions of ARTICLE VIII, if any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

    13.15 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of Korea.

    13.16 THIRD PARTIES. Nothing in this Agreement express or implied is intended to confer any right or remedy under or by reason of this Agreement on any person other than the parties, their respective heirs, representatives, successors and permitted assigns, nor to affect or discharge the obligation or liability of any third persons to any party to this Agreement, or give any third party any right or subrogation or action over against any party to this Agreement.

    13.17 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    13.18 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

    13.19    SURVIVAL.   The covenants and agreements made in SECTIONS 7.2,
13.2, 13.4, 13.6 and 13.13 will survive any termination of this Agreement.


    IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                        WALBRO AUTOMOTIVE CORPORATION



                                        By:  LAMBERT E. ALTHAVER

         Sharon M. Reyerk               Its: CHAIRMAN
         SHARON M. REYERK
 Notary Public, Oakland County, MI
My Commission Expires Jan. 21, 1997
                                        DAEWOO PRECISION INDUSTRIES, LTD.


                                        By:   OH-JOON KWON

                                        Its: PRESIDENT